Exhibit 23.1

1200 Hall Road, Suite 500
Sterling Heights, MI 48313-1153

Telephone 586-254-8141
Fax 586-254-9406
Web www.uhy-us.com

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-3 (Nos. 333-134156, 333-38606 and 333-124908) of Blue Dolphin Energy Company of our report dated April 27, 2012, relating to the balance sheets of Lazarus Energy, LLC as of December 31, 2011 and 2010, and the related statements of operations and members’ equity for the years then ended, included in this Amendment No. 2 of the Current Report on Form 8-K of Blue Dolphin Energy Company.

/s/ UHY LLP

Sterling Heights, Michigan

May 2, 2012

An Independent Member of Urbach Hacker Young International Limited